      As filed with the Securities and Exchange Commission on June 8, 2001

                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                KCS ENERGY, INC.
             (Exact Name of Registrant as specified in its charter)

                  Delaware                                      22-2889584
(State or other jurisdiction of incorporation or       (I.R.S. Employer Identification No.)
                organization)

                                 5555 San Felipe
                              Houston, Texas 77056
                                 (713) 877-8006
                             (Address, including zip
               code, and telephone number, including area code, of
                    registrant's principal executive offices)

                               James W. Christmas
                      President and Chief Executive Officer
                                KCS Energy, Inc.
                                 5555 San Felipe
                              Houston, Texas 77056
                                 (713) 877-8006
                          (Name, address, including zip
                code, and telephone number, including area code,
                              of agent for service)

                                   Copies to:
                                 Diana M. Hudson
                      Mayor, Day, Caldwell & Keeton, L.L.P.
                            700 Louisiana, Suite 1900
                            Houston, Texas 77002-2778
                                 (713) 225-7000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                     Proposed        Proposed
      Title of each                                   maximum         maximum
class of securities to be                             offering       aggregate           Amount of
        registered               Amount to be          price         offering          registration
                                  Registered         per share         price                fee
Common Stock,
par value $.01 per share
to be issued upon                10,000,000(1)(2)    $3.00(3)     $   30,000,000(3)     $   7,500
conversion of Series A
Convertible Preferred
Stock


Common Stock, par value
$.01 per share to be
issued in payment of
dividends on Series A               508,385(4)(2)    $8.50(5)     $ 4,321,272.50(5)     $1,080.32
Convertible Preferred
Stock

Common Stock, par value
$.01 per share, to be
issued upon exercise of
warrant                             400,000(6)(2)    $4.00(7)     $    1,600,000(7)     $     400

Total                            10,908,385                       $35,921,272.50        $8,980.32

----------

(1) Represents the number of shares issuable upon conversion of the Series A Convertible Preferred Stock at the conversion price of $3.00 per share.

(2) KCS is also registering an indeterminate number of shares of common stock as may be issuable (i) upon conversion of the Series A Convertible Preferred Stock and exercise of the warrant pursuant to anti-dilution adjustments and (ii) as dividends on the Series A Convertible Preferred Stock to the extent the amount estimated for such purpose herein is inadequate.

(3) Estimated solely for the purpose of computing the amount of the registration fee, based on the conversion price of the Series A Convertible Preferred Stock in accordance with Rule 457(g).

(4) Represents the number of shares issuable, at the option of KCS, in payment of dividends on the Series A Convertible Preferred Stock, assuming that dividends are paid in stock during the first two years after issuance of the Series A Convertible Preferred Stock and a dividend conversion price of $5.99. This amount represents the average of actual dividend conversion price of $5.90 that was used for purposes of the dividend paid on

     April 30, 2001 and an assumed current market price of our common stock of $6.00 on each of the next seven dividend payment dates for which we have the option to pay dividends in common stock rather than in cash.

(5) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for our common stock as reported on the New York Stock Exchange on June 7, 2001 in accordance with Rule 457(c) under the Securities Act of 1933.

(6)  Represents the number of shares issuable upon the exercise of warrants.

(7) Estimated solely for the purpose of computing the amount of the registration fee, based on the exercise price of the warrants in accordance with Rule 457(g).

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus                                                 Subject to Completion
----------                                                          June 8, 2001

                                KCS ENERGY, INC.

                       10,908,385 SHARES OF COMMON STOCK

         This prospectus relates to up to 10,908,385 shares of our common stock which may be sold from time to time by the selling stockholders listed in this prospectus. Of these shares, 10,000,000 are issuable upon conversion of our Series A Convertible Preferred Stock, 508,385 may be issued in payment of dividends on the Series A Convertible Preferred Stock and 400,000 are issuable upon the exercise of a warrant. This prospectus also relates to an indeterminate number of shares of our common stock as may be issuable upon conversion of our Series A Convertible Preferred Stock and upon exercise of the warrant as a result of anti-dilution adjustments and as dividends on the Series A Convertible Preferred Stock to the extent the amount set forth above is inadequate. The securities offered by this prospectus were issued to the selling stockholders in transactions exempt from registration under the Securities Exchange Act of 1933, as amended. We will not receive any proceeds of these sales, but if the warrant is exercised in whole or in part, we will receive payment for the exercise price.

         Our common stock is traded on the New York Stock Exchange under the symbol "KCS." The last reported sales price of the common stock on the New York Stock Exchange on June 7, 2001 was $8.46 per share.

                                  ------------

             See "Risk Factors" beginning on page 6 for information
               that should be considered by prospective investors.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus is _______________, 2001

                                TABLE OF CONTENTS


KCS Energy, Inc............................................................  3
Risk Factors...............................................................  6
Where you can Find More Information........................................ 10
Cautionary Statement Regarding Forward Looking Statements.................. 11
Use of Proceeds............................................................ 12
Selling Stockholders....................................................... 12
Description of Securities.................................................. 17
Plan of Distribution....................................................... 19
Legal Matters.............................................................. 20
Experts.................................................................... 20

                                KCS ENERGY, INC.

General development of business

         We are an independent oil and gas company engaged in the acquisition, exploration and production of natural gas and crude oil with operations predominately in the Mid-Continent and Gulf Coast regions. We also purchase reserves (priority rights to future delivery of oil and gas) through our Volumetric Production Payment (VPP) program. Our company was formed in 1988 in connection with the spin-off of the non-utility business of NUI Corporation, a New Jersey-based natural gas distribution company that had been engaged in the oil and gas exploration and production businesses as well as numerous other businesses since the late 1960s.

         During 1998, due to very low prices for natural gas and crude oil and to disappointing performance of certain properties in the Rocky Mountain area, we incurred significant losses. These losses were primarily due to pretax non-cash ceiling writedowns of our oil and gas assets and a reduction in the book value of net deferred tax assets. Also as a result of these adjustments, we had negative stockholders' equity and were in default of certain covenants in our bank credit facilities. As a consequence, we were prohibited from borrowing under these facilities. In addition, our independent public accountants issued modified reports for 1998 and 1999 with respect to our ability to continue as a going concern, which also constituted a default under the bank credit agreements. We were also in default with respect to our Senior Notes and Senior Subordinated Notes after we did not make scheduled interest payments in July 1999. On January 18, 2000, the United States Bankruptcy Court for the District of Delaware entered an order granting us relief under Chapter 11 of Title 11 of the United States Bankruptcy Code and each of our subsidiaries filed voluntary petitions under the Bankruptcy Code.

         In the second quarter of 1999, oil and gas prices began to recover. This recovery in prices, together with lower operating and general and administrative expenses and a successful capital investment program, resulted in our return to profitability in 1999. Prices continued to strengthen in 2000 and our performance and financial condition improved significantly. On January 30, 2001, the Bankruptcy Court confirmed our Plan of Reorganization under the Bankruptcy Code after our creditors and stockholders voted to approve the Plan. On February 20, 2001, we completed the necessary steps for the Plan to go effective and emerged from bankruptcy. These steps included securing financing in the form of a VPP and through the sale of the Series A Convertible Preferred Stock, resulting in aggregate net proceeds to us of approximately $205 million. The VPP covers approximately 43.1 Bcte (38.3 Bcf of gas and 797,000 barrels of oil) of proved reserves to be delivered by us in accordance with an agreed schedule over the next five years. Under the Plan (and using a portion of the proceeds of the financings), we repaid our two bank credit facilities in full, paid past due interest on our Senior and Senior Subordinated Notes, including interest on interest, and repaid $60.0 million of Senior Notes. Trade creditors were paid in full and shareholders retained 100% of their common stock, subject to dilution from conversion of the Series A Convertible Preferred Stock.

Oil and Gas Operations

         All of our exploration and production activities are located within the United States. We compete with major oil and gas companies, other independent oil and gas concerns and individual producers and operators in the areas of reserve and leasehold acquisitions and the exploration, development, production and marketing of oil and gas, as well as contracting for equipment and hiring of personnel. Oil and gas prices have been volatile historically and are expected to be volatile in the future. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

         -        political conditions in the Middle East and elsewhere;

         -        the foreign supply of oil and gas;

         -        the price of foreign imports;

         -        the level of consumer product demand;

         -        weather conditions;

         -        domestic and foreign government regulations and taxes;

         -        the price and availability of alternative fuels; and

         -        overall economic conditions.

Exploration and Production Activities

         During the three-year period ended December 31, 2000, we participated in drilling 245 gross (128.9 net) wells, of which 79% were successful. In 2000, we participated in drilling 96 gross (47.0 net) wells, of which 82% were successful. This included 74 development wells and 22 exploration wells with success rates of 89% and 59%, respectively.

         In 2000, we concentrated our drilling programs in the Mid-Continent and Gulf Coast regions. In the Mid-Continent region, we explore in Oklahoma (Anadarko and Arkoma basins), North Louisiana, Michigan and the Permian basin. During 2000, we drilled 62 gross (35.9 net) wells in this region with a 90% success ratio. In the Gulf Coast region, we drilled 34 gross (11.1 net) wells in 2000 with a 68% success ratio.

         In 2000, we participated in a number of major exploration and development programs including:

         - the construction of the Hartland amine plant in Livingston County, Michigan and the tie in of 4 wells to that plant,

         - the drilling of 5 wells at the West Arcadia and West Ada Fields in north Louisiana,

         - an 18 well development program in the Sawyer Canyon Field, Sutton County, Texas,

         - a significant discovery in the Austin Field, Goliad County, Texas; and

         - continued development of the West Shugart Field, Eddy County, New Mexico and the Elm Grove Field, Bossier Parish, Louisiana.

Volumetric Production Payment Program

         We augment our working interest ownership of properties with a VPP program, a method of acquiring oil and gas reserves scheduled to be delivered in the future at a discount to the current market price in exchange for an up-front cash payment. A VPP entitles us to a priority right to a specified volume of oil and gas reserves scheduled to be produced and delivered over a stated time period. Although specific terms of our VPPs vary, we are generally entitled to receive delivery of our scheduled oil and gas volumes at agreed delivery points, free of drilling and lease operating costs and, in most cases, free of state severance taxes. We believe that our VPP program diversifies our reserve base and achieves attractive rates of return while minimizing our exposure to certain development, operating and reserve volume risks. Typically, the estimated proved reserves of the properties underlying a VPP are substantially greater than the specified reserve volumes required to be delivered pursuant to the production payment.

         Since the inception of the VPP program in August 1994 through December 31, 2000, we invested $213.6 million under the VPP program and acquired proved reserves of 120.3 Bcfe of natural gas and oil. Through December 31, 2000, we recognized approximately $254.1 million in revenue from the sale of oil and gas acquired under the program, with 6.2 Bcfe of conventional VPPs and 12.0 Bcfe of a Michigan VPP now owned as a working interest, scheduled for future deliveries. Due to limited capital availability during the Chapter 11 process, in 2000, we invested only $5.7 million in 2 VPP transactions, acquiring 2.5 Bcf of natural gas, located in the Gulf of Mexico.

         Our corporate offices are located at 5555 San Felipe, Houston, Texas 77056, and our telephone number is (713) 877-8006.

EXECUTIVE OFFICERS AND DIRECTORS

         James W. Christmas has served as director, President and Chief Executive Officer of KCS since 1988. Prior to joining KCS, Mr. Christmas spent ten years with NUI Corporation, serving in a variety of officer capacities and as President of several of its subsidiaries. While Mr. Christmas was Vice President of Planning of NUI Corporation, he was in charge of the spin-off of its non-regulated businesses that resulted in the formation of our company. Mr. Christmas began his career with Arthur Andersen & Co.

         William N. Hahne has served as Senior Vice President and Chief Operating Officer of KCS since April 1998. He is a Registered Petroleum Engineer and has 28 years experience with various major independent exploration and production companies including Unocal Corporation, Union Texas Petroleum Corporation,

NERCO, The Louisiana Land and Exploration Company ("LL&E") and Burlington Resources Inc. Prior to joining KCS, Mr. Hahne was employed by LL&E from October 1993 to October 1997 where he held a number of positions, including Worldwide Operations Vice President. From October 1997 to April 1998, Mr. Hahne served as Vice President of International & Onshore for Burlington Resources, Inc.

         J. Chris Jacobsen has served as Vice President, Engineering and Portfolio Development since May 1998 and Senior Vice President, Exploration, Development and Reserves of KCS Medallion Resources, Inc. since 1994. From 1982 to 1994 he was employed by Netherland, Sewell & Associates, Inc. where he served in various positions, with his last position being Senior Vice President. From 1977 to 1982 he was employed by Exxon Company U.S.A. where he held various engineering and supervisory positions.

         Harry Lee Stout has served as President of KCS Energy Marketing, Inc. since August 1991 and President of KCS Energy Services, Inc. since September 1996. He served as President of our natural gas transportation subsidiary from August 1991 until the discontinuation of those operations in 1997. From 1990 to 1991, he was Vice President of Minerex Corporation in Houston, Texas. From 1978 to 1990, he was employed by Enron Corp. of Houston, Texas, holding various management positions including Senior Vice President of Houston Pipe Line Company and Executive Vice President, Enron Gas Marketing Company, both of which are subsidiaries of Enron Corp.

         Frederick Dwyer has served as Vice President and Controller of KCS since March 1997 and Secretary of KCS since May 1998. He served as Assistant Vice President and Controller from May 1996 to March 1997. Mr. Dwyer joined KCS upon its formation in 1988, holding various management and supervisory positions. He is a certified public accountant and began his career with Peat, Marwick, Mitchell & Co.

         Stewart B. Kean has served as Chairman of the Board of Directors since 1988. Mr. Kean served as President of Utility Propane Company, a former subsidiary, from 1965 to 1989. He is past President of the National LP Gas Association and past President of the World LP Gas Forum. He currently serves as President of the Liberty Hall Foundation. Mr. Kean is Robert G. Raynolds' uncle.

         G. Stanton Geary has served as director since 1988. He is proprietor of Gemini Associates, Pomfret, CT, a venture capital consulting firm, and was business manager of the Rectory School, Pomfret, CT from 1987 through 1997.

         James E. Murphy, Jr. has served as director since 1988. He leads his own political and governmental relations consulting firm offering strategic planning and management consulting services to Republican candidates nationwide, with extensive experience at the presidential, state and congressional levels. Based in Potomac, Maryland, he also advises corporations and industry groups on strategic planning, governmental relations and grassroots lobbying projects.

         Robert G. Raynolds has served as director since 1995. He has been an independent consulting geologist for several major and independent oil and gas companies from 1992 until the present and was a geologist with Amoco Production Company from 1983 until 1992. Mr. Raynolds is Stewart B. Kean's nephew.

         Joel D. Siegel has served as director since 1988. He is an attorney-at-law and has been president of the law firm of Orloff, Lowenbach, Stifelman & Siegel, P.A., Roseland, NJ, since 1975. Orloff, Lowenbach, Stifelman & Siegel, P.A. serves as our outside legal counsel.

         Christopher A. Viggiano has served as director since 1988. He has been President, Chairman of the Board and majority owner of O'Bryan Glass Corp., Queens, NY since December 1991, and served as Vice President and a member of the board of directors of O'Bryan Glass Corp. from 1985 to December 1991. He is a certified public accountant.

                                  RISK FACTORS

THE OIL AND GAS MARKET IS VOLATILE, AND THE PRICE OF OIL AND GAS FLUCTUATES.

         Our future revenues and profits will depend substantially on the demand and prices we receive in producing oil and gas and the costs of acquiring, developing and producing reserves. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors:

         - relatively minor changes in the supply of and demand for oil and gas;

         -        market uncertainty;

         -        political conditions in international oil producing regions;

         -        domestic and foreign supply of oil and gas;

         -        level of consumer demand;

         -        weather conditions;

         -        domestic and foreign government regulations and taxes;

         -        price and availability of alternative fuels; and

         -        overall economic conditions.

         It is likely that a decline in oil or gas prices may have adverse effects on our cash flow, liquidity and profitability. Lower oil and gas prices may also reduce our ability to economically produce oil and gas. It is impossible to predict future oil and gas price movements.

OUR FUTURE GROWTH AND PROFITABILITY WILL MAINLY DEPEND ON WHETHER WE CAN ACQUIRE AND FIND ADDITIONAL RESERVES.

         Our company's growth and profitability will depend on whether we can replace current reserves. This can be accomplished through acquisitions and development and exploratory drilling, and developing additional reserves. We will use data from geophysical and geological analyses and engineering studies to decide if we want to acquire a business or buy, explore or develop a property. However, the results of the analyses and studies are often inconclusive or subject to different interpretations, and we may not be able to acquire a business at an economic price. We cannot assure you that our attempts to acquire, develop or explore a property will lead to additional reserves. There is also no guarantee that we will continue to successfully drill productive wells. It is highly likely that if we do not successfully acquire or develop additional reserves, our proved reserves and revenues will decline.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

         We make substantial capital expenditures in connection with the acquisition, development and exploration of our oil and gas properties. In the past, we have funded these capital expenditures with cash flow from operations, funds from long-term debt financing and the sale of production payments. We believe that our cash flow from operations and proceeds from the sale of non-strategic assets will be sufficient to fund the approximately $80 million of capital expenditures currently budgeted for our drilling and acquisition activities in 2001 (excluding acquisitions outside the ordinary course of business). Our future cash flows and the availability of financing are subject to a number of factors, including the following:

         -        the level of production from existing wells;

         -        prices of oil and gas; and

         -        our success in locating and producing new reserves.

If our revenues decrease as a result of lower oil and gas prices, decreased production or other factors, we might not be able to replace our reserves or to maintain production at current levels, which would result in a decrease in production and revenue over time. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we cannot be certain that additional debt or equity financing will be available to meet these requirements.

WE ARE SUBJECT TO MANY UNCERTAINTIES, INCLUDING THOSE BEYOND OUR CONTROL, WHICH ARE INHERENT IN ESTIMATING QUANTITIES OF PROVED OIL AND GAS RESERVES AND FUTURE NET CASH FLOWS.

         Many uncertainties, including those beyond our control, are inherent in estimating quantities of proved oil and gas reserves. Information in this prospectus relating to estimates of the Company's proved reserves is based on reports prepared by Netherland Sewell & Associates, Inc., us and several independent petroleum engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured with preciseness. Estimates of economically recoverable oil and gas reserves and of future net cash flow may vary considerably from the actual results because of a number of variable factors and assumptions involved. These include:

         - historical production from the area compared with production from other producing areas;

         -        the effects of regulation by governmental agencies; and

         - future oil and gas prices, operating costs, severance and excise taxes, development costs, workover and remedial costs.

         Therefore, the estimates of the quantities of oil and gas and the expected future net cash flows by different engineers or by the same engineers (but at different times) may vary significantly. The actual production, revenues and expenditures related to our reserves may vary materially from the engineers' estimates. In addition, we may make changes to our estimates of reserves and future cash flows. Such changes may be based on the following factors:

         -        production history;

         -        results of future development;

         -        oil and gas prices;

         - performance of counterparties under agreements to which we are a party; and

         -        operating and development costs.

         Do not interpret the PV-10 values incorporated by reference into this Prospectus as the current market value of our properties' estimated oil and gas reserves. According to the Securities Exchange Commission ("SEC"), the PV-10 is generally based on prices and costs as of the date of the estimate. In contrast, the actual future prices and costs may be materially higher or lower. Actual future net cash flows will also be affected by factors such as:

         -        the amount and timing of actual production;

         -        the supply and demand for oil and gas;

         - the curtailment or increases in consumption by natural gas purchasers; and

         -        the changes in governmental regulations or taxation.

         The timing in producing and the costs incurred in developing and producing oil and gas will affect the timing of actual future net cash flows from proved reserves. Ultimately, the timing will affect the actual present value of oil and gas. In addition, the SEC requires that we apply a 10% discount factor in calculating PV-10 for reporting purposes. This is not necessarily the most appropriate discount factor to apply because it does not take into account the interest rates in effect, the risks associated with our company and its properties, or the oil and gas industry in general.

WE HAVE SUBSTANTIAL DEBT, WHICH MAY HINDER OUR GROWTH. RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS.

         Our substantial debt may have important consequences for us, including the following:

         - our ability to obtain additional financing for acquisitions, working capital or other expenditures could be impaired or financing may not be available on acceptable terms;

         - a substantial portion of our cash flow will be used to make principal and interest payments on our debt, reducing the funds that would otherwise be available to us for our operations and future business opportunities;

         - a substantial decrease in our revenues as a result of lower oil and gas prices, decreased production or other factors could make it difficult for us to meet our debt service requirements and force us to modify our operations;

         - our substantial debt may make us more vulnerable to a downturn in our business or the economy generally.

         Our debt and financing arrangements contain a number of significant limitations that restrict our ability to, among things, borrow additional money. This restriction may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition activities. The restriction may also affect our ability to obtain additional future financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

WE ARE SUBJECT TO SIGNIFICANT EXPLORATION RISKS, INCLUDING THE RISK THAT WE MAY NOT BE ABLE TO FIND OR PRODUCE ENOUGH OIL AND GAS TO GENERATE PROFITS.

         Our exploration activities involve significant risks, including the risk that we may not be able to find or produce enough oil and gas to generate profits. We cannot assure you that any well we drill will discover oil and gas or that we will recover any or all portions of our investment. Our drilling efforts may be unprofitable. This result may be caused by both non-productive wells and productive wells that do not produce enough net revenues to return a profit after taking into account leasehold, geophysical and geological, drilling, operating and other costs. Our drilling operations may be curtailed, delayed or canceled because of many factors, many of which are beyond our control. They include:

         -        title problems;

         -        weather conditions;

         -        compliance with governmental requirements; and

         -        shortages or delays in the delivery of equipment and services.

WE ENGAGE IN HEDGING TRANSACTIONS WHICH MAY LIMIT OUR POTENTIAL GAINS AND EXPOSE US TO RISK OF FINANCIAL LOSS.

         We periodically obtain derivative instruments covering a portion of our expected production in order to manage our exposure to price risk in marketing our oil and gas. These instruments may include futures contracts and options sold on the New York Mercantile Exchange and privately-negotiated forwards, swaps and options. These transactions may limit our potential gains if oil and gas prices were to rise substantially over the prices established by hedging. Such transactions also may expose us to the risk of financial loss in certain circumstances, such as the following:

         -        production is less than expected;

         - there is a widening of price differentials between delivery points for our production and the delivery point assumed in hedging arrangements;

         - the counter parties to our derivative instruments fail to perform;

         -        we fail to make timely deliveries;

         - a sudden unexpected event materially impacts oil or gas prices.

WE ARE SUBJECT TO MANY MARKETING RISKS.

         Our ability to market enough oil and gas to generate any profits depends on:

         - the availability of capacity on gathering systems and pipelines;

         - federal and state regulations of production and transportation;

         -        general economic conditions; and

         -        changes in supply and demand.

         Our inability to respond appropriately to the above changing factors could have a negative effect on our profitability.

OUR SUCCESS MAY DEPEND ON OUR ABILITY TO ACQUIRE OIL AND GAS BUSINESSES AND PROPERTIES.

         Because our success may depend on our ability to acquire oil and gas businesses and properties, we will continue to seek acquisitions in the future. We perform a review, including a limited review of title and other records, of major properties that we seek to acquire. However, these reviews are inherently incomplete and it is impossible for us to conduct an in-depth review of every property and all records. Furthermore, even an in-depth review may not show existing or potential problems with the property. We may assume environmental and other liabilities associated with acquiring businesses and properties.

OUR OPERATING ACTIVITIES INVOLVE SIGNIFICANT RISKS WHICH ARE INHERENT IN THE OIL AND GAS INDUSTRY.

         We are subject to significant operating risks inherent in the oil and gas industry. These risks include:

         -        fire;

         -        explosions;

         -        blow-outs;

         -        mechanical problems, including pipe failure;

         -        abnormally pressured formations; and

         - environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases.

         If any of the above events take place, we could suffer substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation, penalties, and suspension of operations. Our operations may be substantially curtailed, delayed or canceled because of a number of factors. They include:

         - the presence of unanticipated pressure or irregularities in formations;

         -        accidents;

         -        title problems;

         -        weather conditions;

         -        compliance with government requirements; and

         -        shortages or delays in the delivery of equipment.

         In accordance with customary practice, we maintain insurance against some, but not all of the risks described above. We cannot assure you that the levels of insurance we maintain will be enough to cover any losses or liabilities. We cannot predict whether insurance coverage will continue to be available or whether it will be available at commercially acceptable premium levels.

SHORTAGES OF RIGS, EQUIPMENT, SUPPLIES AND PERSONNEL MAY RESTRICT OUR
OPERATIONS.

         There is a general shortage of drilling rigs, equipment, supplies and personnel in our industry, and we believe the shortage may intensify. The costs and delivery times of rigs, equipment, supplies and personnel are substantially greater than in recent periods and are currently increasing. The demand for, and wage rates of, qualified drilling rig crews is rising in response to the increasing number of active rigs in service. If the number of active drilling rigs continues to increase, current shortages of qualified personnel to operate drilling rigs may be exacerbated. Shortages of drilling rigs, equipment or supplies could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

WE MAY ASSUME ENVIRONMENTAL AND OTHER LIABILITIES WHEN WE ACQUIRE BUSINESSES OR PROPERTIES.

         Acquisitions of oil and gas businesses, working interests in properties and volumetric production payments have been an important part of our success. We intend to continue to pursue such acquisitions in the future. Even though we perform a review of major properties that we seek to acquire which is consistent with the practice in our industry, the reviews are inherently incomplete and it is usually not practical for us to review in-depth every property and all records. In addition, some existing or potential problems may not be revealed by an in-depth review, or the review may not permit us to become familiar enough with the properties to assess fully their deficiencies and capabilities. As a result, we may assume environmental and other liabilities in connection with our acquisitions.

WE OPERATE IN A COMPETITIVE INDUSTRY WITH PARTICIPANTS THAT HAVE GREATER RESOURCES THAN WE HAVE.

         The oil and gas industry is highly competitive. We compete with major oil and gas companies, other independent oil and gas concerns and individual producers and operators in most aspects of our business, including the following:

         -        oil and gas business and property acquisitions;

         - exploration, development, production, transportation and marketing of oil and gas;

         -        equipment and personnel.

         Many of our competitors have financial and other resources which substantially exceed those available to us.

FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS RELATING TO THE DRILLING FOR AND PRODUCTION, TRANSPORTATION AND MARKETING OF OIL AND GAS COULD HAVE A SIGNIFICANT EFFECT ON US.

         We are subject to federal, state and local laws and regulations relating to the drilling for and production, transportation and marketing of oil and gas. We are also subject to environmental and safety regulations. Because such laws and regulations have become more stringent in the recent years, we and an increasing number of parties are often subject to greater liability. Furthermore, because laws and regulations are frequently changed, we are unable to predict the effect or cost of compliance and their effect on oil and gas use or prices. In addition, Congress and state legislatures often consider proposals, which if enacted, could have a significant effect on the oil and gas industry. Therefore, we cannot predict whether any potential legislative changes will have an effect on our company.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the public reference rooms maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. Certain of our filings are also available on our Internet website at http://www.kcsenergy.com.

         Our common stock is quoted on the New York Stock Exchange. You may also read our reports, proxy and information statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission to register the shares of common stock referred to above being offered. This prospectus does not contain important information that you can find in our registration statement and in the annual, quarterly and special reports, proxy statements and other documents that we file with the Securities and Exchange Commission.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose in this prospectus important information to you by referring you to other documents that have been or will be filed with the Securities and Exchange Commission. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, except where any of the information has been modified or superseded by the information in this prospectus or in information incorporated by reference in this prospectus. Also, information that we file after the date of this prospectus with the Securities and Exchange Commission will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus are sold:

         - The "description of capital stock" contained in our registration statement on Form 8-A filed with the SEC on January 27, 1993;

         - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         -        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001;

         -        Our Proxy Statement dated April 18, 2001.

We will provide you, without charge, a copy of the documents incorporated by reference in this prospectus. We will not provide a copy of the exhibits to documents incorporated by reference, unless those exhibits are specifically incorporated by reference into those documents. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

         KCS Energy, Inc.
         5555 San Felipe
         Houston, Texas  77056
         Attn:  Frederick Dwyer, Vice President, Controller and Secretary
         (713) 877-8006

         You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents.


                              CAUTIONARY STATEMENT
                      REGARDING FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to our stockholders.

         All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements include, among others:

         - statements regarding our business strategy, plans and objectives;

         -        statements regarding planned capital expenditures;

         -        statements regarding increases in oil and gas production;

         - statements expressing beliefs and expectations regarding the number of anticipated wells to be drilled;

         -        statements regarding our financial position; and

         -        statements about non-historical year 2001 information.


         These forward-looking statements are, and will be, based on management's then current views and assumptions regarding future events.

Actual results could differ materially from estimates and other forward-looking statements. Important factors that could affect us and cause materially different results are discussed under the heading "Risk Factors."


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by this prospectus. The Warrant for which the underlying common stock is being registered in this registration statement is exercisable at $4.00 per share. The detailed terms of the warrant are set forth under "Description of Securities - Warrant." We expect to use any proceeds we receive from the exercise of the warrant for working capital and/or general corporate purposes.


                              SELLING STOCKHOLDERS

         The following table sets forth information known to us with respect to beneficial ownership of our common stock as of May 21, 2001 (except as otherwise indicated below) by each of the selling stockholders (consisting of the holders of the Series A Convertible Preferred Stock and the holder of the warrant). Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares issuable upon conversion of the Series A Convertible Preferred Stock and upon exercise of the warrant to purchase shares of common stock are deemed to be outstanding for purposes of the individuals named in this chart. Because the number of shares issued in payment of dividend on the Series A Convertible Preferred Stock is based on the market price of the common stock shortly in advance of the time of payment of the dividend and is at our election, the numbers listed in the fourth column may fluctuate from time to time. The number of shares reflected in the table assumes no adjustment in the number of shares issuable upon conversion of the Series A Convertible Preferred Stock or upon exercise of the warrant as a result of anti-dilution provisions. The last column of the table also assumes the sale of all of the shares offered by each selling stockholder. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

         Except for Messrs. Christmas, Hahne, Jacobsen, Dwyer and Siegel, each of whom is an executive officer or director of the Company, and Mr. Foss, who is an officer of a subsidiary of KCS, and except for ownership of the Series A Convertible Preferred Stock and the warrant, the selling stockholders have not had any material relationship with the Company within the past three years.

         Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by each selling stockholder that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The table assumes the sale of all shares offered hereby and no other purchases or sales of KCS's common stock. All shares of Series A Convertible Preferred Stock shown in the applicable column are immediately convertible and the warrant shown in the applicable column is immediately exercisable.

                                 Shares                                                        Shares
  Name of                        Beneficially                  Amount of Shares                Beneficially
  Selling                        Owned Prior                       Offered                     Owned After
  Stockholder                    To Offering                        Hereby                     the Offering
-------------------------------------------------------------------------------------------------------------
                                                                  Shares      Shares of
                                                     Shares of    of          Common
                                                     Common       Common      Stock
                                                     Stock        Stock       Underlying
                                                     Underlying   Issuable    Warrant
                                                     Series A     in          to
                                                     Convertible  Payment     Purchase
                                                     Preferred    of          Common
                                 Number   Percent    Stock        Dividends   Stock          Number   Percent
                                 ------   -------    -----------  ---------   -----------    ------   -------
All Seasons Partners             26,270      *          25,000       1,270        0               0      *
Ann Arbor Partners,             116,853      *           5,000         253        0         111,600      *
     L.P.(1)
Backport & Co.                   63,750      *          60,666       3,084        0               0      *
Band & Co.                       86,054      *          66,666       3,388        0          16,000      *
Bedrock Capital, L.P.           105,084      *         100,000       5,084        0                      *
Ben T. Morris                    40,027      *          33,333       1,694        0           5,000      *
Brad D. Sanders                  16,462      *          15,666         796        0                      *
Brandy Trust Multi              123,858      *          11,666         592        0         111,600      *
     Strategy L.P.(1)
Bret D. Sanders                  16,462      *          15,666         796        0               0      *
Bruce R. McMaken                  7,004      *           6,666         338        0               0      *
Bulldog Fund L.P.                26,270      *          25,000       1,270        0               0      *
Bulldog Offshore Fund            26,270      *          25,000       1,270        0               0      *
Crescent International          122,597      *         116,666       5,931        0               0      *
     Ltd.
Crow Public Securities,         875,705    2.17%       833,333      42,372        0               0      *
     L.P.
D Q Holdings LLC                105,084      *         100,000       5,084        0               0      *
Daphna Cramer                    35,027      *          33,333       1,694        0               0      *
David Giannini and               52,541      *          50,000       2,541        0               0      *
     Elizabeth Marsiniak
     TIC
Don A. Sanders                  825,254    2.05%       300,000      15,254        0         510,000    1.26%
     Restricted
Don Sanders, Executor            52,541      *          50,000       2,541        0               0      *
     for the Estate of
     John Drury
Don Weir and Julie Ellen        153,084      *         100,000       5,084        0          48,000      *
     Weir Ten in Com
Dynamis Fund, L.P.              105,084      *         100,000       5,084        0               0      *
Edward J. Rosenthal               8,756      *           8,333         423        0               0      *
     Profit Sharing Plan
Ellis AG                         17,513      *          16,666         847        0               0      *
Emily Harris Todd &               8,756      *           8,333         423        0               0      *
     Christopher Neal Todd
     Ten Com

                                 Shares                                                        Shares
  Name of                        Beneficially                  Amount of Shares                Beneficially
  Selling                        Owned Prior                       Offered                     Owned After
  Stockholder                    To Offering                        Hereby                     the Offering
-------------------------------------------------------------------------------------------------------------
                                                                  Shares      Shares of
                                                     Shares of    of          Common
                                                     Common       Common      Stock
                                                     Stock        Stock       Underlying
                                                     Underlying   Issuable    Warrant
                                                     Series A     in          to
                                                     Convertible  Payment     Purchase
                                                     Preferred    of          Common
                                 Number   Percent    Stock        Dividends   Stock          Number   Percent
                                 ------   -------    -----------  ---------   -----------    ------   -------
Eric Glenn Weir                  17,513      *          16,666         847        0               0      *
Foxhound Fund L.P.               26,270      *          25,000       1,270        0               0      *
Frederick Dwyer                  29,837      *           4,000         202        0          25,635      *
George L. Ball                   17,513      *          16,666         847        0               0      *
Gerald B. Cramer                148,868      *         141,666       7,202        0               0      *
Grant E. Sims and                35,027      *          33,333       1,694        0               0      *
     Patricia Sims
     JTWROS
Harvey Construction Co.          52,541      *          50,000       2,541        0               0      *
IFTCO                           286,529      *         272,666      13,863        0               0      *
Investors Group Trust Co.       231,249     --          66,666       3,384        0         161,200      *
     Ltd. as Trustee for
     Investors Canadian
     Balance Fund (2)
Jayvee & Co.(2)               1,562,328    3.88%     1,333,332      67,796        0         161,200      *
J. Chris Jacobsen                39,401      *           4,000         202        0          35,199      *
James V. Carroll, III             8,756      *           8,333         423        0               0      *
James W. Christmas              926,967    2.29%        66,666       3,388        0         856,913    2.11%
Joel D. Siegel                  260,302      *          66,666       3,388        0         190,248      *
John H. Gray                     35,027      *          33,333       1,694        0               0      *
John H. Malanga and               7,004      *           6,666         338        0               0      *
     Jodi F. Malanga,
     Jt. Ten.
Katherine U. Sanders             70,054      *          66,666       3,388        0               0      *
     1990
Kenneth R. O'Donnell,             8,756      *           8,333         423        0               0      *
      Jr.
Laura K. Sanders                 18,462      *          15,666         796        0           2,000      *
Leroy Cramer &                   42,032      *          40,000       2,032        0               0      *
     Associates, L.P.
Libra Fund, L.P.                227,681      *         216,666      11,015        0               0      *
Lisa Dawn Weir                   23,013      *          16,666         847        0           5,500      *
Loeb Arbitrage Fund             529,976    1.31%       504,333      25,643        0               0      *
Loeb Partners                    38,529      *          36,666       1,863        0               0      *
     Corporation
MLPF&S, custodian fbo            63,676      *          33,333       1,694        0          28,649      *
     Clifford S. Foss

                                 Shares                                                        Shares
  Name of                        Beneficially                  Amount of Shares                Beneficially
  Selling                        Owned Prior                       Offered                     Owned After
  Stockholder                    To Offering                        Hereby                     the Offering
-------------------------------------------------------------------------------------------------------------
                                                                  Shares      Shares of
                                                     Shares of    of          Common
                                                     Common       Common      Stock
                                                     Stock        Stock       Underlying
                                                     Underlying   Issuable    Warrant
                                                     Series A     in          to
                                                     Convertible  Payment     Purchase
                                                     Preferred    of          Common
                                 Number   Percent    Stock        Dividends   Stock          Number   Percent
                                 ------   -------    -----------  ---------   -----------    ------   -------
M.W. Special Situations         125,609      *          13,333         676        0         111,600      *
     L.P. (1)
Marine Crew & Co.               437,851    1.09%       416,666      21,185        0               0      *
Michael S. Chadwick               4,202      *           4,000         202        0               0      *
Nancy Newton Rimmer               8,756      *           8,333         423        0               0      *
     TE UW Marie K.
     Zachry Testamentary
     Trust
New Generation                  172,898      *          58,333       2,965        0         111,600      *
     Turnaround Fund
     (Bermuda) L.P. (1)
New Generations Limited         181,654      *          66,666       3,388        0         111,600      *
     Partnership (1)
Orrin H. Swayze, Jr. and         52,541      *          50,000       2,541        0               0      *
     JoLynn Swayze
     Jt. Ten.
Paul Tate and                    29,513      *          16,666         847        0          12,000      *
     Lara M. Tate TIC
Paula L. Santoski /               8,756      *           8,333         423        0               0      *
     Separate Property
Pilgrim Partners Fund,          105,084      *         100,000       5,084        0               0      *
     Limited
Roy T. Rimmer, Jr.               70,054      *          66,666       3,388        0               0      *
Roytor & Co.                    437,851    1.09%       416,666      21,185        0         225,000      *
Sanders Morris Harris           400,000      *               0           0     400,000            0      *
Sanders Opportunity             206,297      *         174,000       8,847        0          23,450      *
     Fund (Institutional),
     L.P.
Sanders Opportunity              81,160      *          71,000       3,610        0           6,550      *
     Fund, L.P.
Sandpiper & Co.                 437,851    1.09%       416,666      21,185        0               0      *
Seneca Capital Advisors,      1,582,659    3.93%     1,250,000      63,559        0         269,100      *
LLC (3)
Spindrift Investors             525,422    1.30%       500,000      25,422        0               0      *
     (Bermuda) L.P.
Spindrift Partners, L.P.        788,135    1.95%       750,000      38,135        0               0      *
Starr International              26,970      *          25,666       1,304        0               0      *
     Company, Inc.

                                 Shares                                                        Shares
  Name of                        Beneficially                  Amount of Shares                Beneficially
  Selling                        Owned Prior                       Offered                     Owned After
  Stockholder                    To Offering                        Hereby                     the Offering
-------------------------------------------------------------------------------------------------------------
                                                                  Shares      Shares of
                                                     Shares of    of          Common
                                                     Common       Common      Stock
                                                     Stock        Stock       Underlying
                                                     Underlying   Issuable    Warrant
                                                     Series A     in          to
                                                     Convertible  Payment     Purchase
                                                     Preferred    of          Common
                                 Number   Percent    Stock        Dividends   Stock          Number   Percent
                                 ------   -------    -----------  ---------   -----------    ------   -------
Steve Scott                      70,054      *          66,666       3,388        0               0      *
Sue M. Harris /                   8,756      *           8,333         423        0               0      *
     Separate Property
Susan Sanders Keller             18,462      *          15,666         796        0           2,000      *
     Separate Property
The Gabelli Convertible          70,054      *          66,666       3,388        0               0      *
     Securities Fund, Inc.
Thomas and Wendy                 10,507      *          10,000         507        0               0      *
     Cramer
Thomas W. Custer                 17,513      *          16,666         847        0
Titus H. Harris, Jr.              8,756      *           8,333         423        0
Travelon Insurance              105,084      *         100,000       5,084        0
     (Agencies) Pty.
      Limited
William C. O'Malley &            70,054      *          66,666       3,388        0               0      *
     Jane L. O'Malley,
     Jt Ten
William N. Hahne                102,701      *          25,333       1,287        0          76,081      *
Zurich Master Hedge             123,858      *          11,666         592        0         111,600      *
     Fund Index Ltd. (1)

----------

*  Less than 1%.

(1) Includes 111,600 shares of common stock held by New Generation Advisers, Inc., the investment manager of such selling stockholder.

(2) Includes 161,200 shares of common stock held by Investors Group Trust Co. Ltd., an affiliate of such selling stockholder.

(3) Information with respect to shares of common stock owned by the selling stockholder in addition to the shares underlying the Series A Convertible Preferred Stock and shares issuable in payment of dividends thereon is based on the Form 13F of such selling stockholder for the calendar quarter ended March 31, 2001.

                 ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

         The shares of Series A Convertible Preferred Stock were issued to the selling stockholders in February 2001 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The warrant was issued to Sanders Morris Harris in partial compensation for its services as placement agent in connection with the private placement. In connection with the private placement, we agreed to register the resale of the shares of common stock issuable upon conversion of, or in payment of dividends on, the Series A Convertible Preferred Stock and the shares of common stock issuable upon exercise of the warrant.

                            DESCRIPTION OF SECURITIES

         We have 55,000,000 authorized shares of stock, consisting of 50,000,000 shares of the common stock, having a par value of $.01 per share, and 5,000,000 shares of preferred stock, having a par value of $.01 per share.


COMMON STOCK

         As of May 1, 2001, there were 29,408,810 shares of the common stock outstanding. All of such outstanding shares of common stock are fully paid and nonassessable. Each share of the common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to the dividend obligations to the holders of any preferred stock then outstanding.

         In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

         The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of KCS. There are no sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors.

PREFERRED STOCK

         Shares of preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of KCS.

         We currently have only one series of preferred stock outstanding, consisting of 30,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has a stated value of $1,000 per share. It carries a dividend rate of 5% per annum, payable quarterly or upon conversion or redemption. At our option, dividends may be paid in cash or shares of common stock during the first two years. We may continue to elect to pay dividends in cash or shares of our common stock if we have not paid our Senior Notes in full by the end of such two year period. If we elect to deliver shares of our common stock in payment of dividends, the number of shares of common stock is calculated by dividing the dollar amount of the dividend by the current market price of our common stock (which is defined as 5% of the sum of the average, for each of the 20 consecutive trading days prior to the dividend payment date, of the high and low sales prices of our common stock on the New York Stock Exchange).

         Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at the rate of $3 per share. The conversion price is subject to customary anti-dilution provisions.

         Holders of the Series A Convertible Preferred Stock have no voting rights except as follows:

         - approval of the holders a majority of the shares, voting as a class, is necessary to authorize any amendment or repeal of our certificate of incorporation that would adversely affect the preferences, rights, powers or privileges of the Series A Convertible Preferred Stock or to authorize, issue or reclassify any series of our stock that ranks on a parity with or senior to the Series A Convertible Preferred Stock;

         - if a default in preference dividends on the Series A Convertible Preferred Stock exists at the time of any meeting of stockholders for the election of directors, the number of directors constituting the board of directors must be increased by two and the holders of the Series A Convertible Preferred Stock have the right at such meeting, voting as a class, to elect the directors to fill the newly created directorships;

         - holders of the Series A Convertible Preferred Stock have the right to vote as a class or series on any matter as to which class voting is required under applicable law.

         We are required to redeem the Series A Convertible Preferred Stock at any time on or after January 31, 2009 upon the written request of holders of at least a majority of the outstanding shares. We are also required to redeem shares of Series A Convertible Preferred Stock upon the written request of any holder made within 60 days following a change in control of KCS (as defined in the certificate of designation for such shares). We have the right, at our option, to redeem any or all of the shares of Series A Convertible Preferred Stock within 10 days following any 30 consecutive trading days during which the closing sales price of our common stock has exceeded $6.00 per share for at least 25 of such 30 trading days provided we have caused to become effective a shelf registration statement relating to the common stock underlying the shares of Series A Convertible Preferred Stock and the listing of such shares on each exchange or market on which our common stock is then listed. In all of the above events, the redemption price is equal to the stated value of the shares plus all declared but unpaid dividends through the date of redemption.

         Holders of Series A Convertible Preferred Stock are entitled to a preference on any voluntary or involuntary liquidation, dissolution or winding up of KCS in an amount per share equal to the stated value plus all declared but unpaid dividends to the date fixed for distribution.


WARRANT

         In connection with the private placement in February 2001, we issued to the placement agent a warrant to purchase 400,000 shares of common stock at $4.00 per share. The warrant is exercisable on or before February 19, 2006 and is subject to customary anti-dilution adjustments.

         The warrant does not confer upon the holder thereof any voting or other rights of a stockholder.

POSSIBLE ANTI-TAKEOVER PROVISIONS

         Our amended and restated certificate of incorporation contains provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of KCS and make removal of our management more difficult.

         As described above, the certificate of incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of KCS.

         We are incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an interested stockholder from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless at least one of the following conditions is met:

         - the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder,

         - upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock, not counting shares owned by persons who are directors and also officers, or

         - the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders, not including the shares held by the interested stockholder.

         The Delaware General Corporation Law defines an interested stockholder as a stockholder owning 15 percent or more of a corporation's voting stock. KCS is currently subject to Section 203.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Registrar and Transfer Company.


                              PLAN OF DISTRIBUTION

         We have agreed to bear some expenses of registration of the shares offered by this prospectus under federal and state securities laws.

         Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of KCS in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered by this prospectus:

         - on the New York Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

         - in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

         The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the federal securities act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against some liabilities arising under the federal securities act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and, if acting as agent for the purchaser of such shares, from such purchaser. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market on public stock exchange, in negotiated transactions or by a combination of such methods of sale or otherwise. These transactions would be at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. In connection with such resales the broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

         Under the rules and regulations under the Securities Exchange Act of 1934, the selling stockholders may be persons engaged in the distribution of the common stock and may not simultaneously engage in market making activities with respect to KCS for a period of five business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions, rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

         The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

         In order to comply with the securities laws of some states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         KCS will keep this registration statement or a similar registration statement effective until the earlier to occur of

         - the date that all securities registered under this registration statement have been disposed of in accordance with the plan of disposition indicated above or

         - the date that all securities registered under this registration statement have become eligible for sale under Rule 144(k) under the Securities Act.

         No sales may be made pursuant to this prospectus after the earlier of these two dates unless KCS amends or supplements this prospectus to indicate that it has agreed to extend such period of effectiveness.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas.


                                     EXPERTS

         The consolidated financial statements incorporated by reference in this registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The reserve estimates and associated cash flows as of December 31, 2000 and December 31, 1999 for all properties (incorporated in this prospectus by reference to KCS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000) were prepared by Netherland, Sewell & Associates, Inc.

         The reserve estimates and associated cash flows as of December 31, 1998 (incorporated in this prospectus by reference to KCS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000) were prepared by KCS and several independent petroleum engineers. The reports for the KCS Medallion Resources, Inc.; KCS Mountain Resources, Inc.; KCS Resources, Inc.; and KCS Michigan Resources, Inc. properties, which collectively represent 100% of our proved reserves on working interest properties, and 85.4% of our total proved reserves as of December 31, 1998, were audited by Netherland, Sewell & Associates, Inc. pursuant to the principles set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. The independent reserve engineers' estimates were based upon a review of production histories and other geologic, economic, ownership and engineering data provided by us or third party operators.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         We will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                   SEC registration fee                 $ 8,980
                   Legal fees and expenses               20,000
                   Accounting fees and expenses           7,000
                   Miscellaneous expenses                 4,020

                   Total                                $40,000

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. KCS's certificate of incorporation and by-laws provide for indemnification of KCS's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and officers that will require KCS, among other things, to indemnify them against some liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, we carry director and officer liability insurance.

Item 16.  Exhibits.

                  Exhibits.

                  4.1 Specimen Common Stock Certificate of KCS (Incorporated by reference to Exhibit 4 to KCS's Annual Report on Form 10-K for the fiscal year ended September 30, 1988).

                  4.2 Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of KCS Energy, Inc. (Incorporated by reference to Exhibit 3ii to KCS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

                  4.3 Warrant, dated February 20, 2001, issued to Sanders Morris Harris.

                  5.1      Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.

                  23.1 Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in Exhibit 5.1)

                  23.2     Consent of Arthur Andersen LLP

                  23.3     Consent of Netherland, Sewell & Associates, Inc.

                  24.1 Power of attorney (see signature page of this registration statement)

Item 17.  Undertakings.

         KCS hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of KCS's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of KCS pursuant to the foregoing provisions, or otherwise, KCS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by KCS of expenses incurred or paid by a director, officer or controlling person of KCS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, KCS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, KCS Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on June 8, 2001.

                                   KCS ENERGY, INC.

                                   By:  /s/ FREDERICK DWYER
                                        Frederick Dwyer
                                        Vice President, Controller and Secretary


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Christmas and Frederick Dwyer, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                              Title                                 Date
/s/ JAMES W. CHRISTMAS           President, Chief Executive                     June 8, 2001
---------------------------      Officer and Director
James W. Christmas               (Principal Executive Officer)

/s/ FREDERICK DWYER              Vice President, Controller and Secretary       June 8, 2001
---------------------------      (Principal Financial and Accounting Officer)
Frederick Dwyer

/s/ STEWART B. KEAN              Chairman of the Board and Director             June 8, 2001
---------------------------
Stewart B. Kean

/s/ G. STANTON GEARY             Director                                       June 8, 2001
---------------------------
G. Stanton Geary

/s/ JAMES E. MURPHY, JR.         Director                                       June 8, 2001
---------------------------
James E. Murphy, Jr.

/s/ ROBERT G. RAYNOLDS           Director                                       June 8, 2001
---------------------------
Robert G. Raynolds

/s/ JOEL D. SIEGEL               Director                                       June 8, 2001
---------------------------
Joel D. Siegel

/s/ CHRISTOPHER A. VIGGIANO      Director                                       June 8, 2001
---------------------------
Christopher A. Viggiano

                                  Exhibit Index

Exhibit
Number                             Description
-------                            ------------
4.1      Specimen Common Stock Certificate of KCS (Incorporated by reference to
         Exhibit 4 to KCS's Annual Report on Form 10-K for the fiscal year ended
         September 30, 1988)

4.2      Certificate of Designation, Preferences, Rights and Limitations of
         Series A Convertible Preferred Stock of KCS Energy, Inc. (Incorporated by reference to Exhibit 3ii to KCS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

4.3      Warrant, dated February 20, 2001, issued to Sanders Morris Harris.

5.1      Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.

23.1     Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in
         Exhibit 5.1)

23.2     Consent of Arthur Andersen LLP

23.3     Consent of Netherland, Sewell & Associates, Inc.

24.1     Power of attorney (see signature page of this registration statement)